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                                                               EXHIBIT 4.6

                 VOID AFTER 5:00 P.M. PACIFIC TIME, ON JUNE 6, 2007

                               FORM OF SERIES B WARRANT
                           ISSUED PURSUANT TO JUNE 5, 1997
                  AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE IN RELIANCE ON EXEMPTIONS THEREFROM AND, THEREFORE, MAY NOT BE RESOLD UNLESS REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR SALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE ACT.

                           COMMERCE SECURITY BANCORP, INC.

                            Common Stock Purchase Warrant
                                Expiring June 6, 2007

No. W-

    COMMERCE SECURITY BANCORP, INC., a Delaware corporation (the "Company"),
for value received, hereby certifies that                           , or its
registered assigns (the "Holder"), is entitled to purchase from the Company duly authorized, validly issued, fully paid and nonassessable shares ("Warrant Shares") of the Company's Class B Common Stock, $.01 par value per share (the "Class B Common Stock"), or the Company's Class C Common Stock, $.01 par value per share (the "Class C Common Stock"), as determined pursuant to Section 1.2, at the purchase price per share of $4.81, as such price may be adjusted from time to time pursuant to Section 7 hereof (the "Exercise Price"), at any time or from time to time from the date hereof and up to and until 5:00 P.M., Pacific time, on June 6, 2007 or such later date determined in accordance with Section 9 hereof (the "Expiration Date") all subject to the terms and conditions and adjustments set forth below in this Warrant.

    This Warrant is one of the Series B Warrants originally issued pursuant to the Securities Purchase Agreement dated February 13, 1997 by and between the Company and its subsidiaries and Madison Dearborn Capital Partners II, L.P., Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. (as amended, and together with certain other agreements and instruments contemplated thereby, the "Securities Purchase Agreement"). Reference is hereby made to the Securities Purchase Agreement for additional terms and provisions thereof affecting the Company and the holders of the Warrants. The Company will provide a copy of the Securities Purchase

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Agreement to the Holder upon request.  As used herein, "Common Stock" shall refer to all classes of the Company's common stock and the term "Junior Common Stock" shall refer to the Class B Common Stock and the Class C Common Stock, collectively.

   1.    EXERCISE OF WARRANT.

        1.1 Subject to the terms and conditions hereof, this Warrant may be exercised in whole or in part at any time or from time to time from the date hereof and up to and until the Expiration Date, or, if such date is a day on which federal or state chartered banking institutions located in the State of California are authorized by law to close, then on the next succeeding day which shall not be such a day, by presentation and surrender to the Company at its principal office, of this Warrant and the purchase form annexed hereto as EXHIBIT A properly completed and duly executed and accompanied by payment, in the manner provided herein, of an amount (the "Exercise Payment") equal to the then-current Exercise Price multiplied by the number of Warrant Shares specified in such form. The Exercise Payment may be made by (x) delivery to the Company of shares of Series A Capital Securities having an aggregate Redemption Value (as defined herein) equal to the Exercise Payment, accompanied by a stock power endorsed in blank, or (y) delivery to the Company of shares of Series B Preferred Stock or Series E Preferred Stock having an aggregate Redemption Value equal to the Exercise Payment, accompanied by a stock power endorsed in blank, or (z) any combination of the consideration specified in clauses (x) and (y) of this sentence having an aggregate value as provided herein equal to the Exercise Payment. Notwithstanding the immediately preceding sentence, at the option of the Holder, this Warrant may be exercised by conversion into a number of shares of Junior Common Stock equal to (x) the number of Warrant Shares minus (y) a number of shares of Junior Common Stock having a Market Value equal to the Exercise Payment (a "Cashless Exercise"). The Exercise Payment may not be made in cash. If the Warrant is exercised for less than the total number of shares evidenced by the Warrant, the Company shall, promptly after presentation of the Warrant upon such exercise, execute and deliver a new warrant, dated the date hereof, evidencing the rights of the Holder to purchase the balance of the Warrant Shares purchasable hereunder upon the same terms and conditions herein set forth. Upon and as of receipt by the Company of a properly completed and duly executed purchase form accompanied by payment as herein provided, the Holder shall be deemed to be the holder of record of the shares of Junior Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Junior Common Stock shall not then actually be delivered to the Holder. Certificates representing the shares so purchased shall be delivered to the Holder within ten (10) business days after exercise. The issuance of certificates for shares of Junior Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Warrant Shares.

        1.2 The Warrant Shares issuable upon the exercise of this Warrant shall be either shares of Class B Common Stock or shares of Class C Common Stock, or any combination thereof, at the sole election of the Holder; PROVIDED, HOWEVER, that the Holder may not elect to

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exercise the Warrant for shares of Class B Common Stock if and to the extent that the issuance of the same would result in the Holder owning more than 9.9% of the Company's pro forma Voting Securities (as defined herein) outstanding following such exercise; and PROVIDED, FURTHER, that at any time that the Holder owns more than 9.9% of the outstanding Voting Securities, any exercise of this Warrant, in whole or in part, shall be solely for Class C Common Stock. Notwithstanding the immediately preceding sentence, this Warrant may be exercised for shares of Class B Common Stock that would result in the Holder owning more than 9.9% of the outstanding Voting Securities, provided that at the time of such exercise, such Holder has delivered to the Secretary of the Corporation an opinion or memorandum of counsel, in form and substance reasonably satisfactory to the Company, or other reasonably satisfactory evidence that such Holder may beneficially own more than 9.9% of the outstanding Voting Securities of the Company and will acquire such shares
in accordance with the Bank Holding Company Act of 1956.    As used herein,
"Voting Securities" shall mean the pro forma number of shares of capital stock of the Company entitled to vote in an election of the directors of the Company as of the time of the exercise of the Warrant, giving effect to the exercise of the Warrant to the extent proposed but not giving effect to the exercise of any other outstanding common stock equivalents held by the Holder or by any other person. The Holder shall indicate on the purchase form delivered to the Company in connection with such exercise the class of Junior Common Stock that the Holder elects to receive upon such exercise.

   2.    RESERVATION OF SHARES.

    The Company shall, at all times from the date of original issuance of the Warrant until its expiration, reserve for issuance and delivery upon exercise of the Warrant the number of Warrant Shares as shall be required for issuance and delivery upon exercise of the Warrant. All Warrant Shares, upon issuance, shall be validly authorized, issued and outstanding shares, fully paid and nonassessable, and free of all liens, encumbrances and (except as otherwise provided herein) restrictions thereon. The Company shall take all such actions as may be necessary to assure that all Warrant Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Warrant Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Warrant Shares to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrant.

   3.    FRACTIONAL SHARES.

    If the exercise of the Warrant would otherwise result in the issuance of a fraction of a share, the Company shall instead of issuing any fractional shares or scrip representing fractional shares pay to the Holder an amount in cash equal to such fraction multiplied by the Market Value (determined in accordance with Section 4 below) of a share of Junior Common Stock.

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   4.    MARKET VALUE OF JUNIOR COMMON STOCK; REDEMPTION VALUE OF PREFERRED
STOCK.

    (a) For purposes of this Agreement, except as provided in Sections 6.2 and 6.3,

         (x) if the Class B Common Stock is publicly traded, the Market Value of the Junior Common Stock shall equal an amount per share of Class B Common Stock equal to the average closing price for the thirty (30) trading days immediately preceding the date of exercise as reported (i) on the principal national securities exchange on which the Class B Common Stock is traded or (ii) if the Class B Common Stock is not traded on a national exchange, on The Nasdaq National Market System ("Nasdaq"); or

         (y) if the Class B Common Stock is not so quoted on Nasdaq or listed on a national securities exchange, the Market Value of the Junior Common Stock shall be an amount (which shall be equal for the Class B Common Stock and the Class C Common Stock) mutually agreed upon by the Company and the Holder, or, if the Company and the Holder are unable to agree, by a nationally recognized investment banking firm selected by the Holder and consented to by the Company, such consent not to be unreasonably withheld. Any fees or expenses incurred in connection with the retention of an investment banking firm pursuant to this Section 4(a)(y) shall be split equally between the Holder and the Company.

    (b) For purposes of this Agreement, the "Redemption Value" of the Series A Capital Securities shall equal the Redemption Amount thereof (as defined in the Declaration of Trust governing such Securities) as of the exercise date, giving effect to any Principal Adjustment (as so defined) occurring prior to the exercise date, and the Redemption Value of each of the Series B Preferred Stock and the Series E Preferred Stock shall equal the Redemption Price (as defined in the Company's Amended and Restated Certificate of Incorporation) per share thereof were such share to be redeemed on the exercise date.

   5.    NO RIGHTS AS STOCKHOLDER.

    This Warrant shall not entitle the Holder to any rights as stockholder of the Company, either at law or in equity. The rights of the Holder are limited to those expressed in this Warrant or in the Securities Purchase Agreement or otherwise provided to the Holder by law.

   6.    EVENTS COMPELLING IMMEDIATE EXERCISE OF WARRANT.

    6.1 This Warrant shall be automatically exercised at its then applicable Exercise Price upon the later of (i) the date of the consummation of any Qualified Offering (as defined herein) or (ii) the first business day following the second anniversary of the date of original issuance of the Warrant on which the Market Value of the Junior Common Stock is at least 200% of the then applicable Initial Share Price (as defined herein). In the event the Warrant is exercised pursuant to this Section 6, the Holder may elect a form of Exercise Payment permitted under Section 1

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hereof; PROVIDED, HOWEVER, that if the Holder does not make such an election within ten (10) business days following written notice by the Company that the warrant is being automatically exercised pursuant to this Section 6, the Company may cause a Cashless Exercise of such Holder's Warrant. A "Qualified Offering" shall mean a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class B Common Stock to the public at an offering price per share (prior to any underwriting discount or commission) of at least 200% of the then-applicable Initial Share Price (as defined herein) in which either (x) the aggregate offering price of shares sold by the Company is not less than $25 million, or (y) the aggregate offering price of all shares sold in the offering, including those sold by the Company and those sold by other stockholders is not less than $30 million of which the aggregate offering price of shares sold by the Company is not less than $20 million. The "Initial Share Price" shall equal $4.81 per share (as adjusted for any stock split, stock dividends or other similar distributions to the holders of Class B Common Stock).

    6.2 This Warrant shall be automatically exercised, in a Cashless Exercise at its then applicable Exercise Price, upon the first business day on which it is determined that the Market Value of the Junior Common Stock is equal to or greater than $12.00 per share, as adjusted for any stock splits, stock dividends or similar distributions to the holders of the Junior Common Stock having a record date prior to the date of exercise of the Warrant. For purposes determining the number of shares of Junior Common Stock to be issued to the holder in the event of a an exercise effected under this Section 6.2, the Market Value of the Junior Common Stock will be deemed to equal $12.00 per share (adjusted as aforesaid).

    6.3 This Warrant shall be automatically exercised, in a Cashless Exercise at its then applicable Exercise Price, in the event that, at any time following the fifth anniversary of the date of original issuance of this Warrant, one or more of the Series A Capital securities, the Series B Preferred Stock or the Series E Preferred Stock shall be converted into Common Stock, such automatic exercise of this Warrant to be effective contemporaneously with such conversion. For purposes of determining the number of shares of Junior Common Stock to be issued to the holder in the event of an exercise effected under this Section 6.3, the Market Value of the Junior Common Stock will be deemed to equal $6.00 per share (adjusted for any stock splits, stock dividends or similar distributions to the holders of the Junior Common Stock having a record date prior to the date of exercise of the Warrant).

   7.    PRICES OF WARRANT SHARES; EFFECT OF DIVIDENDS ON COMMON STOCK.

        7.1 The number of shares of Junior Common Stock for which this Warrant may be exercised and the Exercise Price therefor shall be subject to adjustment as follows:

         (a) If the Company is recapitalized through the subdivision or combination of its outstanding shares of Junior Common Stock into a larger or smaller number of shares, the number of shares of Junior Common Stock for which this Warrant may be exercised shall be increased or reduced, as of the record date for such recapitalization, in the same

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    proportion as the increase or decrease in the outstanding shares of
    Junior Common Stock, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all Warrant Shares issuable hereunder immediately after the record date for such recapitalization shall equal the aggregate amount so payable immediately before such record date.

         (b) If the Company declares a dividend on Junior Common Stock, or makes a distribution to holders of Junior Common Stock, and such dividend or distribution is payable or made in Junior Common Stock or securities convertible into or exchangeable for Junior Common Stock, or rights to purchase Junior Common Stock or securities convertible into or exchangeable for Junior Common Stock, the number of shares of Junior Common Stock for which this Warrant may be exercised shall be increased, as of the record date for determining which holders of Junior Common Stock shall be entitled to receive such dividend or distribution, in proportion to the increase in the number of outstanding shares (and shares of Junior Common Stock issuable upon conversion of all such securities convertible into Junior Common Stock) of Junior Common Stock as a result of such dividend or distribution, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all the Warrant Shares issuable hereunder immediately after the record date for such dividend or distribution shall equal the aggregate amount so payable immediately before such record date.

         (c) If the Company declares a dividend on Junior Common Stock (other than a dividend covered by subsection (b) above, or a dividend or other distribution payable in cash covered by Section 7.6 below) or distributes to holders of its Junior Common Stock, other than as part of its dissolution or liquidation or the winding up of its affairs, any shares of its stock, any evidence of indebtedness or any cash or other of its assets (other than Junior Common Stock or securities convertible into or exchangeable for Junior Common Stock) (an "Alternative Distribution"), the Exercise Price shall be reduced by an amount equal to the value of the Alternative Distribution per share of Junior Common Stock as determined in good faith by the Company's Board of Directors based upon a written opinion from a nationally recognized investment banking firm, selected by the Holder, and taking into account, among other relevant factors, whether the Holder acquired any Purchase Rights (as defined herein) with respect to such dividend or distribution pursuant to the terms hereof. The selection of such investment banking firm shall be consented to by the Company, which consent shall not be unreasonably withheld, and such investment banking firm's fees and expenses shall be paid by the Company. The Company shall provide the Holder with written notice concerning an Alternative Distribution at least ten (10) business days prior to the record date therefor.

         (d) In case the Company shall, at any time or from time to time following the date hereof, issue or agree to issue by warrants, convertible securities, stock options or otherwise, any of its Common Stock or Other Securities (as defined herein), including treasury shares, (other than any shares issued in contemplation of the Securities Purchase

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    Agreement), for a consideration per share less than the Exercise Price per share in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, or agreement to issue or sell, said Exercise Price shall be reduced to a price (calculated to the nearest cent) determined by dividing (x) an amount equal to
    (A) the product obtained by multiplying the number of shares of the Common Stock outstanding (or then deemed to be outstanding as herein provided) immediately prior to such issue by the Exercise Price in effect at such time plus (B) the consideration received by the Company upon such issue by (y) the number of shares of the Common Stock outstanding (or then deemed to be outstanding as herein provided) immediately after such issue. Whenever the Exercise Price is adjusted as provided in this Section 7(d), the aggregate number of shares of Junior Common Stock that the holder of this Warrant shall thereafter be entitled to purchase at such adjusted Exercise Price shall be increased to the number of shares determined by multiplying the number of shares of Junior Common Stock issuable upon exercise of this Warrant immediately prior to such adjustment by the Exercise Price in effect immediately prior to such adjustment, and dividing the product so obtained by such adjusted Exercise Price. For the purposes of this Section 7(d), the number of shares of Common Stock deemed to be outstanding at any given time shall exclude shares in the treasury of the Company but shall include all shares issuable or to become issuable under any agreements, warrants (including this Warrant), convertible securities, stock options, similar rights or otherwise (hereinafter in this Section 7(d) referred to as "Options"). The Board of Directors of the Company shall make a reasonable determination of the fair value of the amount of consideration other than money received by the Company upon the issue by it of any of its securities. Such Board shall, in case any Common Stock or Options for the purchase thereof are issued with other stock, securities or assets of the Company, determine what part of the consideration received therefor is applicable to the issue of the Common Stock or Options for the purchase thereof. If, as provided herein, the Exercise Price is adjusted as a consequence of the Company's issuance of Options, no further adjustment of the Exercise Price shall be made upon the subsequent issuance of Common Stock upon the exercise of such Options. To the extent that Options expire without having been exercised, the Exercise Price computed upon their issuance, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed to take into account only the shares of Common Stock actually issued upon the exercise of such Options. In any such recomputation, the consideration applicable to the shares of Common Stock issued shall be the aggregate consideration which was received by the Company upon the issuance of such Options, whether or not exercised, plus the additional consideration actually received by the Company upon the exercise thereof. No recomputation shall have the effect of increasing the Exercise Price by an amount in excess of the adjustment thereof made in respect of the issuance of the expired Options. No adjustment shall be made pursuant to this
    Section 7(d) for the issuance by the Company of (x) any securities issued pursuant to executive compensation arrangements the terms of which are disclosed in Disclosure Schedule 5.2(m)(18) to the Securities Purchase Agreement, or (y) any securities that may be issued upon the conversion of the mandatorily convertible debentures of SDN

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    Bancorp, Inc. disclosed on Disclosure Schedule 5.2(b) to the Securities
    Purchase Agreement.

         (e) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease in the Exercise Price of at least one percent; provided, however, that any adjustments which by reason of this Section 7.1(e) are not required to be made immediately shall be carried forward and taken into account at the time of exercise of this Warrant or any subsequent adjustment in the Exercise Price which, singly or in combination with any adjustment carried forward, is required to be made under this Section 7.

         (f) If the event as a result of which an adjustment is made under paragraph (a), (b), (c) or (d) above does not occur, then any adjustments in the Exercise Price or number of shares issuable pursuant to this Warrant that were made in accordance with such paragraphs (a), (b), (c) or (d) shall be adjusted to the Exercise Price and number of shares as were in effect immediately prior to the record date for such event.

        7.2 If at any time or from time to time there is a capital reorganization of the Junior Common Stock (other than a recapitalization, subdivision, combination, reclassification or other change of the Junior Common Stock provided for in Section 7.1) or merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder shall thereafter be entitled to receive, upon exercise of the Warrant, the number of shares of stock or other securities or property of the Company, resulting from such reorganization, merger or consolidation or sale, to which a holder of Junior Common Stock, or other securities deliverable upon the exercise of this Warrant, would have been entitled on such reorganization, merger, consolidation, or sale. In any such case, appropriate adjustments shall be made in the application of the provisions of this Section 7 (including adjustment of the Exercise Price then in effect and number of shares purchasable upon exercise of the Warrant) which shall be applicable after such events; provided, however, that any such adjustments shall be made so as to ensure that the provisions of this Section 7 applicable after such events shall be as equivalent as may be practicable to the provisions of this Section 7 applicable before such events. In the event of any such reorganization, merger, consolidation or sale, the corporation formed by such consolidation or merger or the corporation which shall have acquired the assets of the Company shall execute and deliver a supplement hereto to the foregoing effect. If, as aforesaid, the Holder would be entitled to receive property upon exercise of this Warrant and such property consists, in whole or in part, of cash in excess of the Exercise Price, the Holder may, at the Holder's option, exercise this Warrant without making payment of the Exercise Price and, in such case, the Company or its successor shall, upon distribution to the Holder, consider the Exercise Price to have been paid in full and, in making settlement to the Holder, shall deduct an amount equal to the Exercise Price from the amount payable to the Holder.

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        7.3   If the Company shall, at any time before the expiration of this
Warrant, dissolve, liquidate or wind up its affairs, the Holder shall have the right to exercise this Warrant. Upon such exercise the Holder shall have the right to receive, in lieu of the shares of Junior Common Stock of the Company that the Holder otherwise would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to the Holder upon any such dissolution, liquidation or winding up with respect to such shares of Junior Common Stock of the Company had the Holder been the holder of record of such shares of Junior Common Stock receivable upon exercise of this Warrant on the date for determining those entitled to receive any such distribution. If any such dissolution, liquidation or winding up will result in any cash distribution in excess of the Exercise Price, the Holder may, at the Holder's option, exercise this Warrant without making payment of the Exercise Price and, in such case, the Company shall, upon distribution to the Holder, consider the Exercise Price to have been paid in full and, in making settlement to the Holder, shall deduct an amount equal to the Exercise Price from the amount payable to the Holder per share of Junior Common Stock. For purposes of this Section 7.3, the sale of all or substantially all of the assets of the Company and distribution of the proceeds thereof to the Company's shareholders shall be deemed a liquidation.

        7.4 The Company shall retain a firm of independent public accountants of nationally recognized standing (who may be any such firm regularly employed by the Company) to make any computation required under this Section 7, and a certificate signed by such firm shall be conclusive evidence of the correctness of any computation made under this Section 7.

        7.5 Whenever the number of Warrant Shares or the Exercise Price shall be adjusted as required by the provisions of this Section 7, the Company promptly shall file in the custody of its Secretary or an Assistant Secretary, at its principal office, and furnish to each Holder hereof a certificate prepared in accordance with Section 7.4 hereof, showing the adjusted number of Warrant Shares and the Exercise Price and setting forth in reasonable detail the circumstances requiring the adjustment.

        7.6 If the Company declares a dividend or other distribution on the Common Stock payable in cash prior to the earlier of the Expiration Date or the exercise of this Warrant in full, the Company shall pay to the holder hereof, in cash and contemporaneously with the payment of such dividend to the holders of the Common Stock, an amount equal to the amount of such dividend per share of Common Stock multiplied by the number of Warrant Shares then covered by this Warrant as though such shares had been issued and outstanding in the name of the holder as of the record date applicable to such dividend.

        7.7 If an event occurs which is similar in nature to the events described in this Section 7, but is not expressly covered hereby, the Board of Directors of the Company shall make or arrange for an equitable adjustment to the number of Warrant Shares and the Exercise Price.

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   8.    PURCHASE RIGHTS.

    If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record Holders of Junior Common Stock (the "Purchase Rights"), then the Holder of this Warrant shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Junior Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided that (a) if the Purchase Rights involve Common Stock that constitutes Voting Securities, the Company shall make available to the Holder of this Warrant, at such Holder's request, Purchase Rights for Class C Common Stock, except that, if and to the extent that the Holder would not be permitted to exercise this Warrant for Class B Common Stock pursuant to Section 1.2, the Company shall grant, issue or sell to the Holder only Purchase Rights relating to Class C Common Stock; and (b) if the Purchase Rights involve Voting Securities other than Common Stock, the Company shall use its best efforts to make available to the Holder of this Warrant, at such Holder's request, Purchase Rights involving non-voting securities (except where such securities are entitled to voting rights pursuant to applicable laws) which are otherwise identical to the Purchase Rights involving voting securities and which non-voting securities are convertible or exchangeable into such voting securities on the same terms as the Company's Class C Common Stock is convertible into the Company's Class B Common Stock.

   9.    COVENANTS OF THE HOLDER.

    The Holder covenants and agrees that, notwithstanding anything to the contrary contained herein, this Warrant may not be exercised at any time that, or to the extent that, immediately following such exercise the Holder would beneficially own equity securities of the Company, of any class(es), which securities would in the aggregate constitute in excess of 24.9% of the Fully Diluted Equity (as hereinafter defined) of the Company, unless and until such Holder has delivered to the Secretary of the Company an opinion or memorandum of counsel, in form and substance reasonably satisfactory to the Company, or other reasonably satisfactory evidence that such Holder may beneficially own more than 24.9% of the Fully Diluted Equity of the Company and will acquire such shares in accordance with the Bank Holding Company Act of 1956. The expiration of this Warrant shall be extended by an amount of time equal to that during which this Warrant may not be exercised pursuant to this Section 9. As used herein, the "Fully Diluted Equity" of the Company shall mean the Company's equity immediately following the Acquisition (as defined in the Securities Purchase Agreement) as calculated by the Federal Reserve Bank of San Francisco or the staff of the Board of Governors of the Federal Reserve System.

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  10.    NOTICES TO HOLDER.

    So long as this Warrant shall be outstanding, (a) if the Company shall propose to pay any dividends or make any distribution upon the Class B Common Stock or (b) if the Company shall offer generally to the holders of Junior Common Stock the right to subscribe to or purchase any shares of any class of Junior Common Stock or securities convertible into Junior Common Stock or any other similar rights or (c) if there shall be any (or any vote regarding any) proposed capital reorganization of the Company in which the Company is not the surviving entity, recapitalization of the capital stock of the company, consolidation or merger of the Company with or into another corporation, sale, lease or other transfer of all or substantially all of the property and assets of the Company, or voluntary or involuntary dissolution, liquidation or winding up of the Company, then in such event, the Company shall cause to be deposited with an nationally recognized air courier, addressed to the Holder hereof at the address appearing on the records of the Company at least 60 days prior to the relevant date described below (or the longest period as is reasonably possible if 60 days is not reasonably possible, but in no event less than 30 days), a notice containing a description of the proposed action and stating the date or expected date on which a record of the Company's stockholders is to be taken for the purpose of any such dividend, distribution of rights, or such reclassification, reorganization, consolidation, merger, conveyance, lease or transfer, dissolution, liquidation or winding up is to take place and the date or expected date, if any is to be fixed, as of which the holders of Junior Common Stock of record shall be entitled to exchange their shares of Junior Common Stock for securities or other property deliverable upon such event.

  11.    RESTRICTIONS ON TRANSFER.

    This Warrant, the Warrant Shares and any other securities received pursuant to this Warrant ("Other Securities") may be subject to restrictions on transferability provided by United States federal securities laws, if applicable. This Warrant, the Warrant Shares or Other Securities may also be subject to restrictions on transferability under applicable state or other jurisdiction's securities or "blue sky" laws. Until and unless this Warrant, the Warrant Shares or Other Securities have been registered under the Securities Act, the Holder shall, if requested by the Company prior to a proposed transfer by the Holder, provide to the Company an opinion of counsel reasonably satisfactory to the Company, to the effect that (i) the Warrant, the Warrant Shares or Other Securities may be transferred without such registration and (ii) the transfer will not violate any applicable state or other jurisdiction's securities or "blue sky" laws. An opinion delivered pursuant to this Section by the law firm of Kirkland & Ellis, in form and substance reasonably satisfactory to the Company, will be acceptable to the Company. Subject to (i) the transfer conditions described in this Section 11 and (ii) compliance with the terms of Section 3 of the Shareholder Agreement dated [June 6], 1997, this Warrant and all rights hereunder are freely transferable, in whole or in part, without restriction by the Company or charge to the Holder, upon surrender of this Warrant to the Company.

  12.    GOVERNING LAW.

    This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

  13.    COMPANY BOOKS.

    The Company shall not close its books against the transfer of this Warrant or of any share of Warrant Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time as may be necessary use its best efforts to assure that the par value per share of the unissued Warrant Shares acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.

  14.    REGULATORY FILINGS.

    Upon the Holder's reasonable request from time to time, the Company shall assist and cooperate with the Holder in connection with any required governmental filings such Holder is require to make or any governmental approvals such Holder must obtain prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

  15.    CONDITIONAL EXERCISE.

    Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering or the reorganization, merger, consolidation or sale of the Company (as described in Section 7.2), the exercise of any portion of this Warrant may, at the election of the Holder, be conditioned upon the consummation of the public offering or the reorganization, merger, consolidation or sale of the Company, in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

    IN WITNESS WHEREOF, the Company has executed this Agreement as of the 6th day of June, 1997.

                                        COMMERCE SECURITY BANCORP, INC.


                                        By:
                                           ------------------------------

[CORPORATE
  SEAL]

BWARRANT.

                                                                     Exhibit A
                                                                    To Warrant

                                 ELECTION TO PURCHASE

    Subject to the condition set forth in Section 15 of this Warrant, and consistent with the limitations set forth in Section 1.2 of this Warrant, the undersigned hereby irrevocably elects to exercise this Warrant and to
purchase                     shares of Commerce Security Bancorp, Inc. CLASS
B Common Stock and                     shares of Commerce Security Bancorp,
Inc. CLASS C Common Stock issuable upon the exercise of this Warrant, and requests that certificates for such shares shall be issued in the name of:


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                                 (Name)


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                                (Address)

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              (United States Social Security or other taxpayer
                     identifying number, if applicable)

and, if different from above, be delivered to:


------------------------------------------------------------------------------
                                  (Name)


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                                 (Address)

and, if the number of Warrant Shares so purchased are not all of the Warrant Shares issuable upon exercise of this Warrant, that a Warrant to purchase the balance of such Warrant Shares be registered in the name of, and delivered to, the undersigned at the address stated below.


Dated:
      ------------------------, ------

Name of Registered Owner:
                         -----------------------------------------------------
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Address:
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Signature:
           -------------------------------------------------------------------

BWARRANT.

                                        D-15